EXHIBIT 99.1

THE FOLLOWING LETTER FROM MASAYO TADA, PRESIDENT OF

DAINIPPON SUMITOMO PHARMA CO., LTD.,

WAS SENT TO EMPLOYEES OF SEPRACOR INC. ON SEPTEMBER 4, 2009

Dainippon Sumitomo Pharma Co., Ltd. 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan

September 3, 2009

Sepracor Inc.
84 Waterford Drive
Marlborough, Massachusetts 01752

United States of America

Dear Sepracor Team Members:

As you know, Sepracor Inc. (“Sepracor”) and Dainippon Sumitomo Pharma Co., Ltd. (“DSP”) entered into a definitive merger agreement on September 3, 2009. The signing of this agreement was the culmination of significant efforts by a great many people over many months and I would like to personally thank everyone for their dedication to this transaction. On behalf of all of DSP, we are very excited about the future of the combined organization.

As this acquisition represents a transformational event for Sepracor and its employees, I would have liked to have been with you in person when the transaction was first announced. However, as I know you will understand, responsibilities here in Japan necessitated that I remain in Osaka for the time being. Over the coming weeks, I plan to visit the United States and Canada so that I can meet with each of you and answer any questions that you may have as it relates to this transaction.

At this stage, one important point I would like to make is that it is our sincere intention to maintain the very talented employee base at Sepracor. The opportunity ahead of us is tremendous and I think that many of you will discover that this business combination will provide unique personal growth opportunities as we continue to build upon the organization that you have created thus far at Sepracor.

Expanding on what Adrian Adams has explained to you, we intend that Sepracor will become a “Center of Excellence” and a platform for expansion in the U.S. and Canada. Specifically, we plan to add lurasidone, DSP’s pipeline product for schizophrenia and bi-polar disorder, as a late-stage candidate to Sepracor’s product pipeline with the goal of marketing lurasidone through Sepracor’s commercial organization once approved. In this manner, DSP plans to fully harness Sepracor’s proven capabilities in sales and marketing, research and development and other functions in order to realize the maximum potential of existing and future products.

In the near future, we expect that Sepracor’s revenues will continue to grow significantly. In fact, we anticipate that revenues in the U.S. and Canada could exceed those in Japan over the next several years. We are quite excited about our combined growth prospects, and I think it is clear that the employees of Sepracor will play an integral role in DSP’s worldwide business.

Lastly, I would like to thank Adrian Adams and all of the employees at Sepracor for their continued support as it relates to this transaction. The “real work” has only just begun, but I am quite excited about our future prospects and believe that we can realize superb results as we continue to build our organization together. I very much look forward to working with you.

Sincerely,

/s/ Masayo Tada

Masayo Tada
President & CEO

The tender offer for the outstanding common stock of Sepracor referred to in this letter has not yet commenced. This letter is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Sepracor common stock will be made pursuant to an offer to purchase and related materials that Aptiom, Inc., a wholly-owned indirect subsidiary of DSP (“Aptiom”), intends to file with the U.S. Securities and Exchange Commission. At the time the tender offer is commenced, Aptiom plans to file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and thereafter Sepracor plans to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These materials will be sent free of charge to all stockholders of Sepracor. In addition, all of these materials (and other materials filed by Sepracor with the U.S. Securities and Exchange Commission) will be available at no charge from the U.S. Securities and Exchange Commission through its web site at http://www.sec.gov. Investors and security holders may also obtain free copies of these documents that are filed with the U.S. Securities and Exchange Commission from Sepracor at http://www.sepracor.com.

This letter contains forward-looking statements that involve significant risks and uncertainties. All statements that are not historical facts are forward-looking statements, including: statements that are preceded by, followed by, or that include the words “believes,” “anticipates,” “plans,” “expects”, “could,” “should” or similar expressions; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; and any statements of assumptions underlying any of the foregoing. All estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Sepracor’s or DSP’s (as applicable) current perspective on existing trends and information. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Sepracor’s and DSP’s control. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Sepracor stockholders will tender their shares in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities, other business effects, including the effects of industry, economic or political conditions outside of Sepracor’s or DSP’s control; transaction costs; actual or contingent liabilities; or other risks and uncertainties discussed in documents filed with the U.S. Securities and Exchange Commission by Sepracor, as well as the tender offer documents to be filed by Aptiom, Inc. and the Solicitation/Recommendation Statement to be filed by Sepracor. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on either Sepracor’s or DSP’s results of operations or financial condition. Neither Sepracor nor DSP undertakes any obligation to update or revise any forward-looking statements as a result of new information, future developments or otherwise.